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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
American National Financial, Inc:

We consent to incorporation by reference in the registration statement on Form S-8 of American National Financial, Inc. of our report dated February 22, 2001, relating to the consolidated balance sheets of American National Financial, Inc. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of earnings, comprehensive earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of American National Financial, Inc.

KPMG LLP


Los Angeles, California
July 9, 2001